Exhibit 2.1

                            Stock Purchase Agreement

     1. Introduction. Agreement made as of November 25, 2003 between G. Robert Williams, residing at 180 Sunrise Lane Boulder, Colorado 80302, James Katzaroff, residing as 190808 East 45th Avenue Kennewick, WA 99307 and Founders Group, with offices at 15406 S.E. Newport Way, #212 Bellevue, WA 98033 (collectively, Sellers, individually, a Seller) and Electronic Identification, Inc., with offices at 7203 W. Deschutes Ave., Suite B, Kennewick, WA 99336 (Buyer).

     2. Sale and Purchase of Stock. Sellers will sell to Buyer all outstanding shares (i.e. 100%) of the issued and outstanding capital stock of Manakoa Services Corporation, a Washington corporation with offices at 7203 W. Deschutes Ave., Suite B, Kennewick, WA 99336 (Corporation) free of all liens and encumbrances, and Buyer will purchase the shares subject to the provisions of this Agreement. It is understood that Sellers (the "Shares") represent that they are the owners of all of the outstanding capital stock of any kind issued or issuable by the Corporation.

     3. Purchase Price. The purchase price shall be common shares of Buyer exchanged pro-rata for the Corporation stock of each Seller, calculated as follows. Buyer represents that as of the date of this Stock Purchase Agreement, there are approximately 4,342,000 shares of common stock of Buyer either outstanding or issuable upon the exercise of any outstanding rights (e.g. options or warrants) to acquire common stock of Buyer. In addition, it is Buyer's intent to issue convertible debt of up to $200,000 convertible into Buyer Common stock at the rate of $0.40 per share (i.e. 500,000 shares). Buyer then intends to issue up to 3,600,000 additional shares for $.50 per share. After such transactions are completed, it is anticipated that Buyer will have an estimated total of 8,442,000 shares of common stock issued or issuable, exclusive of the stock to be issued under this Agreement (Estimated Total Buyer Stock). There upon, the Buyer shall issue to the seller an additional 19,300,000 shares.

     In the case of the convertible debt and the additional shares, investors will also receive a warrant for one share for each share acquired exercisable for one year at an exercise price of $1.25 (Warrant Shares). Buyer also anticipates adopting a stock option plan that will authorize the issuance of options to acquire up to 3,000,000 shares of Buyer's common stock. Such Warrant shares and any options granted under such stock option plan shall not be included in the calculation of the Estimated Total Buyer Stock.

     4. Payment of the Purchase Price. The purchase price shall be paid to Seller as follows. On the closing of the sale, Buyer shall issue stock certificates to Sellers and such other holders of Corporation common stock as may exist as of the date of Closing, upon the tender of their endorsed stock certificates representing all outstanding shares of Corporation's common stock to Buyer, in amounts equal to each such holder's pro-rata share of Buyer's stock issuable as calculated under Section 3.

     5. Seller's Representations and Warranties. To induce Buyer to purchase their stock, Sellers jointly and severally represent and warrant the following:

          a. Corporation Duly Organized. Corporation is a business corporation organized in accordance with the laws of Washington and is authorized to engage in all business that may be lawfully conducted under the laws of Washington, including but not limited to the business of software, hardware and servces.

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5. Seller's  Representations  and  Warranties - continued

          b. Corporation in Good Standing. Corporation is in good standing. All taxes currently due, including income and franchise taxes, have been paid. There are no pending actions or proceedings to limit or impair Corporation's power to engage in business or to dissolve Corporation.

          c. Stock Properly Issued. Sellers' shares constitute, and as of the closing shall constitute, all the issued and outstanding shares of Corporation's stock. The shares have been properly issued and are fully paid and nonassessable. There are, and as of the closing there shall be, no outstanding rights (e.g. warrants, options) to acquire any equity in the Corporation other than options held by key employees to acquire 1,000,000 shares of Corporation Common Stock (Corporation Options). Seller agrees that the Corporation Options shall be included as part of the calculations under Section 3 above. Distribution of said shares shall be consistent with provisions of the purchase agreement made between Secure Logistix Corporations by Manakoa Services Corporation dated November 25, 2003.

          d. No Suits Pending or Imminent. There are no actions at law or equity or administrative proceedings pending against Corporation or in which
     Corporation is a plaintiff, defendant, petitioner, or respondent. Corporation does not propose to commence an action at law or equity or an administrative proceeding in which it will be a plaintiff or petitioner. On information and belief, there are no actions at law or equity or administrative proceedings pending in which it is anticipated that Corporation will join or be joined as a party.

          e. No New Contracts Before Closing. Corporation will not enter into any new contracts or agreements between the date of this Agreement and the closing except in the regular course of business.

          f. No Dividends. The Board of Directors of Corporation have not declared any dividends since the date of the balance sheet attached to this Agreement and more fully described in Paragraph 5(g). There are no dividends unpaid that were declared in an earlier period. From the date of this Agreement to the closing, the Board of Directors of Corporation will declare no dividends.

          g. No Salary Increases; No New Employees. From the date of this Agreement to the closing, Corporation will not increase any employee's salary or hire any new employee without first obtaining Buyer's written consent, which consent shall not be unreasonably withheld or delayed.

          h. Officers and Directors. Seller and the following listed individuals (if any) are the only officers and directors of Corporation: James Katzaroff and G. Robert Williams. From the date of this Agreement to the closing, Buyer agrees to appoint the aforementioned individuals to its Board of Directors.

     6. Sellers' Indemnity. Sellers guarantee payment of any obligations, debts, and liabilities of Corporation that exist before the closing and are not included in the balance sheet attached to this Agreement and/or in any other disclosures made by Sellers or the Corporation to Buyer (including to any of Buyer's officers or directors) unless they were incurred following the date of the balance sheet in the regular course of business or pursuant to the terms of this Agreement. The Buyer acknowledges that certain continuing obligations exist resulting from the acquisition of Secure Logistix Corporation by Manakoa. The Buyer assumes all responsibility for said obligations. The obligations, debts, and liabilities described in this Paragraph 6 include any that mature after the

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6. Sellers' Indemnity - continued

closing but are based upon Corporation's activities before the closing. Seller will indemnify Buyer and hold Buyer harmless by reason of any loss, including attorney fees, that Buyer or Corporation may suffer because of Seller's failure to make any payment required pursuant to this Paragraph 6.

     7. Buyer's Representations. Buyer represents and warrants that Buyer has inspected Corporation's premises, inventory, furnishings, fixtures, equipment, and other physical assets and knows their condition. Buyer further represents and warrants that Buyer has examined Corporation's books of account and other business records and is relying solely upon such business records with respect to the Corporation's past and present earnings and financial condition.

     Buyer further represents that:

          a. Buyer Duly Organized. Buyer is a business corporation organized in accordance with the laws of Nevada and is authorized to engage in all business that may be lawfully conducted under the laws of Nevada.

          b. Buyer in Good Standing. Buyer is in good standing. All taxes currently due, including income and franchise taxes, have been paid. There are no pending actions or proceedings to limit or impair Corporation's power to engage in business or to dissolve Corporation.

          c. Stock Properly Issued. Buyer' outstanding and issuable equity as disclosed in Section 3 is, and as of the closing shall constitute, all the issued and outstanding or issuable shares of Buyer's stock. The shares that have been issued and that will be issued upon closing of this Agreement have been or will be properly issued and are or will be as of closing fully paid and nonassessable. There are, and as of the closing there shall be, no outstanding rights (e.g. warrants, options) to acquire any equity in the Corporation other than as disclosed in Section 3 above. Buyer agrees to assume the obligations to honor the Corporation Options outstanding as of closing in accord with the terms of such options and with an adjustment in the number of Buyer shares issuable upon exercise of such options in accord with the exchange ratio as determined under Section 3, as such ratio may be adjusted from time to time prior to exercise of such options (and if a ratio adjustment is required after exercise of any such options to issue additional shares with respect thereto as provided under Section 3).

          d. Buyer's Financial Condition. There will be no changes in buyers financial condition as stated in the 9/30/2003 10Q finding except for those changes that normally occur in the normal course of business.

          e. No Suits Pending or Imminent. Except as defined in the most recent 10Q report filing, there are no actions at law or equity or administrative proceedings pending against Buyer or in which Buyer is a plaintiff, defendant, petitioner, or respondent. Buyer does not propose to commence an action at law or equity or an administrative proceeding in which it will be a plaintiff or petitioner. There are no actions at law or equity or administrative proceedings pending in which it is anticipated that Buyer will join or be joined as a party.

          f. No New Contracts Before Closing. Except as disclosed in Section 3 above, Buyer will not enter into any new contracts or agreements between the date of this Agreement and the closing except in the regular course of business.

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7. Buyer's  Representations - continued

          g. No Dividends. The Board of Directors of Buyer have not declared any dividends since the date of the balance sheet attached to this Agreement and more fully described in Paragraph 7(g). There are no dividends unpaid that were declared in an earlier period. From the date of this Agreement to the closing, the Board of Directors of Buyer will declare no dividends.

          h. No Salary Increases; No New Employees. From the date of this Agreement to the closing, Buyer will not increase any employee's salary or hire any new employee without first obtaining Corporation's written consent, which consent shall not be unreasonably withheld or delayed.

          i. Officers and Directors. The following listed individuals (if any) are the only officers and directors of Buyer: as defined in the Corporate 10Q filing are Stuart Platt, Tina Hansen, and Brad Partridge. From the date of this Agreement to the closing, Buyer will not elect any other directors or appoint any other officers except as Corporation may direct in writing.

          m. Buyer's Indemnity. The Buyer indemnifies the seller, its employees and agents from any all action that may result from this agreement including but not limited to the payment of legal fees to defend said Sellers.

     8. Representations to Survive Closing. The representations and warranties contained in Paragraphs 5 and 7 shall survive the closing.

     9. Risk of Loss or Destruction. If Corporation's business is terminated before the closing by loss or damage caused by fire, wind, or other casualty, Buyer may terminate this Agreement and this Agreement shall terminate and have no further effect, and Buyer and Sellers shall have no further rights against each other. If the loss or damage is not sufficiently severe to terminate or interrupt Corporation's business, the purchase price of the shares shall be adjusted to represent the actual monetary loss to Corporation.

     10. Documents to Be Delivered to Buyer at Closing. At the closing, Sellers shall deliver to Buyer the following: a. Stock Certificates. Certificates representing all outstanding shares of Corporation's capital stock, indorsed for transfer in blank; b. Corporate Books and Records. Corporation's books of account and business records, minute book, stock transfer book, blank stock certificates, and seal; and d. Agreements. All agreements, contracts, and leases to which Corporation or any subsidiary of Corporation is a party.

     11. Employment of Sellers by Corporation. As a condition of closing, Buyer agrees that it will honor all then existing employment agreements between Corporation and any of its employees.

     12. Arbitration. Any and all disputes between the parties arising under this Agreement shall be determined by arbitration in Benton County, Washington, before the American Arbitration Association in accordance with its rules then obtaining, and judgment may be entered upon the award.

     13. Time and Place of Closing. The closing shall take place at Buyer's office, on December 15, 2003 at 1 PM Pacific Standard Time, or at such other time or place as the parties may agree upon. Closing shall be evidenced by the issuance of Buyer's common stock to Sellers and the execution of a receipt by Sellers acknowledging his receipt of the stock certificate(s) evidencing such stock.

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     14.  Agreement  Binding.  This Agreement is binding upon and shall inure to the benefit of the parties' heirs, executors, administrators, representatives, successors, and assigns.

     15. Applicable Law. This Agreement shall be construed in accordance with the laws of Washington, the state in which Buyer is located.

    /s/ G. Robert Williams
------------------------------
Seller: G. Robert Williams
Date:

    /s/ James C. Katzaroff
------------------------------
Seller: James C. Katzaroff
Date:
    /s/ Barbara Turner
------------------------------
Seller: Founders Group, Inc.,
by Barbara Turner, its President
Date:

Buyer: Electronic Identification Corporation


By:______________________________
Its: President
Date:

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